EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-67168, 333-187256, and 333-195835 on Form S-8 and Registration Statement No. 333-211332 on Form S-3 of our report dated February 27, 2017, with respect to the consolidated statements of financial condition of Banner Corporation and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in this Annual Report on Form 10-K of Banner Corporation for the year ended December 31, 2016.

/s/ Moss Adams LLP

Portland, Oregon
February 27, 2017

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